Exhibit 2.2

MEMORANDUM OF UNDERSTANDING

     This Memorandum of Understanding (this “Agreement”) is entered into as of this 28th day of June, 2005, by and between McRae Industries, Inc., a Delaware corporation (“Buyer”) and Texas Boot, Inc., a Delaware corporation (“Seller”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

Statement of Purpose

     Buyer and Seller have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of May 18, 2005, pursuant to which Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, the Purchased Assets. Buyer’s obligation to perform the Transactions contemplated in the Purchase Agreement is subject to closing conditions contained therein, as well as the approval of the Bankruptcy Court. Buyer and Seller have reached a further understanding regarding certain closing conditions, as well as the fact that Dan Post Boot Company, a Tennessee Corporation and wholly-owned subsidiary of Buyer (“Dan Post Boot Company”), will be named in the bill of sale instead of the Buyer with respect to the Transactions. Additionally, the Bankruptcy Court entered an Approval Order (the “Order”) on June 24, 2005.

     The purpose of this Agreement is to set forth the understanding between Buyer and Seller with respect to revisions to certain closing deliverables, the substitution of Dan Post Boot Company for the Buyer in the bill of sale with respect to the Transactions, and confirm certain final terms of the Transactions approved by the Order of the Bankruptcy Court.

     NOW THEREFORE, the Buyer and Seller agree as follows:

     1. Revisions to Closing Date Deliverables.

     (a) Prior to or on July 1, 2005, the Seller shall coordinate with Todd Hurley of the Buyer (phone: 910-439-6147) and complete all actions required to transfer to Buyer all registrations corresponding to the Domain names as required by Section 6.1(d)(ii) in the Purchase Agreement.

     (b) Prior to or on July 7, 2005, the Seller shall

          (i) deliver to Kennedy Covington Lobdell & Hickman, L.L.P. (214 N. Tryon Street, 47th Floor, Charlotte, North Carolina 28202, Attention: Myra Askins-Sullivan) copies of all registration and application materials relating to, as well as any written documentation evidencing ownership and prosecution of, the Intellectual property in Seller’s possession as required by Section 3.4(f) in the Purchase Agreement; and

          (ii) deliver to Buyer (400 North Main Street, Mount Gilead, North Carolina 27306, Attention: Gary McRae) all available books and records evidencing the sales of the

Primary Registrations on or in connection with the goods and services as required by Section 6.1(i) in the Purchase Agreement.

     2. Accounts Receivable. Buyer is acquiring the accounts receivable of Seller based upon the balances of such accounts receivable as of the close of business on Monday, June 27, 2005. Seller has deposited into its lock box account with Bank of America for the benefit of Wells Fargo Business Credit, Inc. all checks and other payment items received with respect to the accounts receivable through Monday, June 27, 2005. Any accounts receivable for which Seller has made such deposits are not included as Acquired Accounts Receivable. To the extent that any check or other payment item was so deposited on or before June 27, 2005, but collected and paid to Buyer after that date, Buyer will pay such collections to Seller. To the extent that any check or other payment item was so deposited on or before June 27, 2005, and is subsequently returned to Seller as uncollectible, such returned item and the account receivable related to such returned item will be assigned to Buyer (provided that such account receivable would otherwise have been included in Acquired Accounts Receivable) and Buyer shall pay to Seller 75% of the amount of the such account receivable.

     3. Final Terms Approved By the Bankruptcy Court. Buyer and Seller acknowledge the following final terms with respect to the Transactions (as reported to the Bankruptcy Court by Seller at the hearing on the Approval Order) which were approved by the Bankruptcy Court by virtue of its Order:

          (a) the purchase price for the Purchased Assets will be the sum of (i) $1,525,000, plus (ii) $115,500 for the Inventory, (iii) plus 75% of the gross book value of the Acquired Accounts Receivable.

     4. Dan Post Boot Company. Buyer acknowledges and confirms that, immediately following closing of the sale of the Purchased Assets, Buyer will assign all right, title and interest in the Purchased Assets to its wholly-owned subsidiary, Dan Post Boot Company. Buyer and Seller acknowledge that Dan Post Boot Company, instead of the Buyer, will be named in the bills of sale for the Transactions.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized representatives as of the day and year first above written.

MCRAE INDUSTRIES, INC.

By:	/s/ D. Gary McRae

Name:	D. Gary McRae

Title:	President

TEXAS BOOT, INC.

By:	/s/ Bill Whitlock

Name:	Bill Whitlock

Title:	President